CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated October 26, 2016 with respect to the financial statements of Wells Fargo Core Plus Bond Fund (formerly known as Wells Fargo Advantage Income Plus Fund), one of the funds constituting the Wells Fargo Funds Trust, as of August 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

October 26, 2016